EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of November 7, 2000, is by and between DELTA APPAREL, INC., a Georgia corporation (the "Company"), and HERBERT M. MUELLER, a Georgia resident ("Executive").

         WHEREAS, Executive and the Company want to enter into a written agreement providing for the terms of Executive's employment by the Company.

         NOW, THEREFORE, in consideration of the foregoing recital and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Employment. Executive agrees to continue his employment by the Company, and the Company agrees to employ Executive, on the terms and conditions set forth in this Agreement. Executive agrees during the term of this Agreement to devote substantially all of his business time, efforts, skills and abilities to the performance of his duties as stated in this Agreement and to the furtherance of the Company's business.

                  Executive's initial job title will be Vice President, Chief Financial Officer and Company Treasurer and his duties will be those as are designated by the Chief Executive Officer of the Company. Executive further agrees to serve, without additional compensation, as an officer or director, or both, of any subsidiary, division or affiliate of the Company or any other entity in which the Company holds an equity interest, provided, however, that
(a) the Company shall indemnify Executive from liabilities in connection with serving in any such position to the same extent as his indemnification rights pursuant to the Company's Articles of Incorporation, By-laws and applicable Georgia law, and (b) such other position shall not materially detract from the responsibilities of Executive pursuant to this Section 1 or his ability to perform such responsibilities.

         2. Compensation.

                  (a) Base Salary. During the term of Executive's employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for his services an annual base salary of not less than $160,000.00 ("Base Salary"). Executive's Base Salary will be payable in arrears in accordance with the Company's normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of the Compensation Committee of the Company's Board of Directors.

                  (b) Incentive Bonus. During the term of Executive's employment with the Company pursuant to this Agreement, Executive shall be entitled to participate in the Company's Short Term Incentive Compensation Plan.

                  (c) Executive Perquisites. During the term of Executive's employment with the Company pursuant to this Agreement, Executive shall be entitled to receive such executive perquisites and fringe benefits as are provided to the executives in comparable positions and their families under any of the Company's plans and/or programs in effect from time to time and such other benefits as are customarily available to executives of the Company and their families, including without limitation vacations and life, medical and disability insurance.

                  (d) Tax Withholding. The Company has the right to deduct from any compensation payable to Executive under this Agreement social security
(FICA) taxes and all federal, state, municipal or other such taxes or charges as may now be in effect or that may hereafter be enacted or required.

                  (e) Expense Reimbursements. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the course of performing his duties hereunder, including but not limited to reasonable travel expenses for Executive. As a condition to such payment or reimbursement, however,
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Executive shall maintain and provide to the Company reasonable documentation and receipts for such expenses.

         3. Term. Unless sooner terminated pursuant to Section 4 of this Agreement, and subject to the provisions of Section 5 hereof, the term of this Agreement (the "Term") shall commence as of the date hereof and shall continue until December 31, 2003.

         4. Termination. Notwithstanding the provisions of Section 3 hereof, but subject to the provisions of Section 5 hereof, Executive's employment under this Agreement shall terminate as follows:

                  (a) Death. Executive's employment shall terminate upon the death of Executive; provided, however, that the Company shall continue to pay (in accordance with its normal payroll procedures) the Base Salary to Executive's estate for a period of six months after the date of Executive's death.

                  (b) Termination for Cause. The Company may terminate Executive's employment at any time for "Cause" (as hereinafter defined) by delivering a written termination notice to Executive. For purposes of this Agreement, "Cause" shall mean any of: (i) Executive's conviction of a felony or a crime involving moral turpitude; (ii) Executive's commission of an act constituting fraud, deceit or material misrepresentation with respect to the Company; (iii) Executive's embezzlement of funds or assets from the Company;
(iv) evidence sufficient to conclude that Executive is addicted to any alcoholic, controlled or illegal substance or drug; (v) Executive's commission of any act or omission of gross negligence or willful misconduct which would give the Company the right to terminate Executive's employment under applicable law; or (vi) Executive's failure to correct or cure any material breach of or default under this Agreement within ten days after receiving written notice of such breach or default from the Company.

                  (c) Termination Without Cause. The Company may terminate Executive's employment at any time for any or no reason by delivering a written termination notice to Executive.

                  (d) Termination by Executive. Executive may terminate his employment at any time by delivering sixty days prior written notice to the Company; provided, however, that the terms, conditions and benefits specified in
Section 5 hereof shall apply or be payable to Executive only if such termination occurs as a result of a material breach by the Company of any provision of this Agreement.

                  (e) Termination Following Disability. In the event Executive becomes "disabled" (as defined in the Company's disability insurance policy) and is unable to perform his material duties and responsibilities hereunder for a period of at least ninety days in the aggregate during any one hundred twenty consecutive day period, the Company may terminate Executive's employment by delivering a written termination notice to Executive. Notwithstanding the foregoing, Executive shall continue to receive his full Base Salary and benefits under this Agreement for a period of six months after the effective date of such termination.

                  (f) Payments. Following any expiration or termination of this Agreement or Executive's employment hereunder, and in addition to any amounts owed pursuant to Section 5 hereof, the Company shall pay to Executive all amounts earned by Executive hereunder prior to the date of such expiration or termination.

         5. Certain Termination Benefits. Subject to Section 6(a) hereof, in the event (i) the Company terminates Executive's employment without cause pursuant to Section 4(c) or (ii) Executive terminates his employment pursuant to Section 4(d) as a result of a material breach by the Company of any provision of this
Agreement:

                  (a) Base Salary and Incentive Compensation. The Company shall continue to pay to Executive his Base Salary (as in effect as of the date of such termination) and Incentive Compensation (equal to the Incentive Compensation received for the most recent year) that would have been payable hereunder to Executive from the date of such termination for a period of twelve months following the termination.

                  (b) Life Insurance. The Company shall continue to provide Executive with group and additional life insurance coverage for a period of twelve months following termination at coverage levels equal to those applicable to
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Executive immediately prior to such termination or as provided to other executive level employees during such twelve month period.

                  (c) Medical Insurance. The Company shall continue to provide Executive and his family with group medical insurance coverage under the Company's Medical Plans (as the same may change from time to time) or other substantially similar health insurance for a period of twelve months following termination at coverage levels equal to those applicable to Executive immediately prior to such termination or as provided to other executive level employees during such twelve month period or pay COBRA premiums during such twelve month period.

                  (d) Group Disability. The Company shall continue to provide Executive coverage under the Company's group disability plan, if any, for a period of twelve months following termination at coverage levels equal to those applicable to Executive immediately prior to such termination or as provided to other executive level employees during such twelve month period.

                  (e) Offset. Any fringe benefits received by Executive in connection with any other employment accepted by Executive that are reasonably comparable, even if not necessarily as beneficial, to Executive as the fringe benefits then being provided by the Company pursuant to paragraphs (c), (d) and
(e) of this Section 5, shall be deemed to be the equivalent of, and shall terminate the Company's responsibility to continue providing, the fringe benefits package, taken as a whole, then being provided by the Company pursuant to paragraphs (c), (d) and (e) of this Section 5. The Company agrees that if Executive's employment with the Company is terminated, Executive shall have no duty to mitigate damages.

                  (f) Payment Default. Any amounts owed by Company to Executive under this Section 5 that are not paid when due shall bear interest at a rate of 10% per annum.

                  (g) General Release. Acceptance by Executive of any amounts pursuant to this Section 5 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, its officers, directors and affiliates, including, but not limited to, claims he might have relating to Executive's cessation of employment with the Company; provided, however, that there may properly be excluded from the scope of such general release the following:

                           (i) claims that Executive may have against the
                  Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment;

                           (ii) claims that may be made by the Executive for
                  payment of Base Salary, bonuses, fringe benefits, stock upon vesting of inactive stock awards, stock upon exercise of stock options properly due to him, or other amounts or benefits due to him under this Agreement;

                           (iii) claims respecting matters for which the
                  Executive is entitled to be indemnified under the Company's Certificate of Incorporation or Bylaws, respecting third party claims asserted or third party litigation pending or threatened against the Executive; or

                           (iv) claims Executive may have against the Company
                  for violation of employment laws, including, without limitation, laws prohibiting discrimination against employees.

A condition to Executive's receipt of any amounts pursuant to this Section 5 shall be Executive's execution and delivery of a general release as described above. In exchange for such release, the Company shall, if Executive's employment is terminated without Cause, provide a release to Executive, but only with respect to claims against Executive which are actually known to the Company as of the time of such termination.

         6. Effect of Change in Control.

                  (a) If within one year following a "Change of Control" (as hereinafter defined), Executive
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terminates his employment with the Company for Good Reason (as hereinafter defined) or the Company terminates Executive's employment for any reason other than Cause, death or disability, the Company shall pay to Executive: (1) an amount equal to one times the Executive's Base Salary as of the date of termination; (2) an amount equal to one times the average annual cash bonus paid to Executive for the one fiscal year immediately preceding the date of termination; (3) all benefits under the Company's various welfare and benefit plans, including retirement, group healthcare, dental and life, for the period equal to twelve months from the date of termination; and (4) outplacement assistance.

                  (b) "Change of Control" shall mean the date as of which: (i) there shall be consummated (1) any consolidation or merger of the Company other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the majority ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or
(ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any person ( as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% of the Company's outstanding common stock; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire board of directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                  (c) "Good Reason" shall mean any of the following actions taken by the Company without the Executive's written consent after a Change of Control :

                           (i) the assignment to the Executive by the Company of
                  duties inconsistent with, or the reduction of the powers and functions associated with, the Executive's position, duties, responsibilities and status with the Company immediately prior to a Change of Control or Potential Change of Control (as defined below), or an adverse change in Executive's titles or offices as in effect immediately prior to a Change of Control or Potential Change of Control, or any removal of the Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of his employment for disability or Cause or as a result of Executive's death except to the extent that a change in duties relates to the elimination of responsibilities attendant to the Company's no longer being a publicly traded company;

                           (ii) A reduction by the Company in the Executive's
                  Base Salary as in effect on the date of a Change of Control or Potential Change of Control, or as the same may be increased from time to time during the term of his Agreement;

                           (iii) The Company shall require the Executive to be
                  based anywhere other than at or within a 25 mile radius of the Company's principal executive offices or the location where the Executive is based on the date of a Change of Control or Potential Change of Control, or if Executive agrees to such relocation, the Company fails to reimburse the Executive for moving and all other expenses reasonably incurred in connection with such move;

                           (iv) A significant increase in Executive's required
                  travel on behalf of the Company;

                           (v) The Company shall fail to continue in effect any
                  Company-sponsored plan or benefit that is in effect on the date of a Change of Control or Potential Change of Control (other than the Incentive Stock Award Plan or the Company's stock option plan), that provides (A) incentive or bonus compensation, (B) fringe benefits such as vacation, medical benefits, life insurance and accident insurance, (C) reimbursement for reasonable expenses incurred by the Executive in connection with the performance of duties with the Company, or (D) retirement benefits such as a Code Section 401(k) plan, except to the extent that such plans taken as a whole are replaced with substantially comparable plans;

                           (vi) Any material breach by the Company of any
                  provision of this Agreement which is not cured within 10 days of Company's receipt from Executive of notice thereof; and

                           (vii) Any failure by the Company to obtain the
                  assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of Section 12.

                  (d) "Potential Change of Control" shall mean the date as of which (1) the Company enters into an agreement the consummation of which, or the approval by shareholders of which, would constitute a Change of Control; (ii) proxies for the election of Directors of the Company are solicited by anyone other than the Company; (iii) any person (including, but not limited to, any individual, partnership, joint venture, corporation, association or trust) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; or (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board and the Board adopts a resolution to the effect that a Potential Change of Control has occurred.

                  (e) In the event that (i) Executive would otherwise be entitled to the compensation and benefits described in Section 6(a) hereof ("Compensation Payments"), and (ii) the Company determines, based upon the advice of tax counsel selected by the Company's independent auditors and acceptable to Executive, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under Code Section 280G(b)(2) ("Parachute Payments"), any of such Parachute Payments would be reportable by the Company as "excess parachute payments", such Compensation Payments shall be reduced to the extent necessary to cause Executive's Parachute Payments to equal 2.99 times the "base amount" as defined in Code Section 280G(b)(3) with respect to such Executive. However, such reduction in the Compensation Payments shall be made only if, in the opinion of such tax counsel, it would result in a larger Parachute Payment to the Executive than payment of the unreduced Parachute Payments after deduction in each case of tax imposed on and payable by the Executive under Section 4999 of the Code ("Excise Tax"). The value of any non-cash benefits or any deferred payment or benefit for purposes of this paragraph shall be determined by the Company's independent auditors.

                  (f) The parties hereto agree that the payments provided under
Section 6(a) above, as the case may be, are reasonable compensation in light of Executive's services rendered to the Company and that neither party shall contest the payment of such benefits as constituting an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (g) Unless the Company determines that any Parachute Payments made hereunder must be reported as "excess parachute payments" in accordance with Section 6(e) above, neither party shall file any return taking the position that the payment of such benefits constitutes an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

         7. Non-Competition. Executive agrees that during the Term and for a period of four months from the date of the termination of Executive's employment with the Company pursuant to Sections 4(b), 4(c), 4(d), 4(e) and 6 herein or for any other reason that results in the Executive being entitled to the benefits described in Section 5, he will not, directly or indirectly, compete with the Company by providing to any company that is in a "Competing Business" services substantially similar to the services provided by Executive at the time of termination. Competing Business shall be defined as any business that engages, in whole or in part, in the manufacturing or marketing of activewear tee shirts in the United States of America (the "Restrictive Territory"), and Executive's employment function or affiliation is directly or indirectly in such business of activewear tee shirt manufacturing or marketing.

         8. Nonsolicitation of Employees. For a period of two years after the later of the expiration of the Term or the termination or cessation of his employment with the Company for any reason whatsoever, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, (a) solicit or in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates (known by the Executive to be such) to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the Company's employees, or (b) solicit, entice or induce any customer or supplier of the Company (or any actively sought customer or supplier of the Company) for or on behalf of any Competing Business in the Restricted Territory.

         9. Nondisclosure of Trade Secrets. During the Term, Executive will have access to and become familiar with various trade secrets and proprietary and confidential information of the Company, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively, referred to as "Trade Secrets") which are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Executive acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable, special and unique assets of the Company or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its subsidiaries or affiliates. Executive may not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the Term or at any time after the expiration of the Term or the termination of Executive's employment with the Company for any reason whatsoever, except as required in the course of his employment under this Agreement, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of the Company and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Board (except in the ordinary course of business during Executive's period of active employment under this Agreement), and in any event must be promptly delivered to the Company upon termination of Executive's employment with the Company. Executive agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Executive shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Board. For this purpose, Executive irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Executive's name, place and stead to perform any act that Executive might perform to defend and protect against any disclosure of any Trade Secrets. The rights granted to the Company in this Section 9 are intended to be in addition to and not in replacement of any protection of trade secrets provided by any statute or judicially created law.

         10. Remedies. In the event that Executive violates any of the provisions of Sections 7, 8 or 9 hereof (the "Protective Covenants") or fails to provide the notice required by Section 4(d) hereof, in addition to any other remedy that may be available at law, in equity or hereunder, the Company shall be entitled to receive from Executive the profits, if any, received by Executive upon exercise of any Company granted stock options or incentive stock awards or upon lapse of the restrictions on any grant of restricted stock to the extent such options or rights were exercised, or such restrictions lapsed, subsequent to six months prior to the termination of Executive's employment. In addition, Executive acknowledges and agrees that any breach of a Protective Covenant by him will cause irreparable damage to the Company, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the Protective Covenants by him.

         11. Severability. The parties hereto intend all provisions of Sections 7, 8, 9 and 10 hereof to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Sections 7, 8, 9 or 10 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Executive agrees that the nonsolicitation and nondisclosure agreements set forth above each constitute separate agreements independently supported by good and adequate consideration shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in the nonsolicitation and nondisclosure agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never constituted a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or enforceable provision as may be possible and be legal, valid and enforceable.

         12. Miscellaneous.

                  (a) Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by overnight express delivery service or same-day local courier service, or (iv) delivered by telex or facsimile transmission, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 12(a):



                                            If to the Company:
                                            Delta Apparel, Inc.
                                            2750 Premiere Parkway
                                            Suite 100
                                            Duluth, Georgia 30047
                                            Attn:  Chief Executive Officer

                                            If to Executive:
                                            Mr. Herbert M. Mueller
                                            375 Oxford Meadow Run
                                            Alpharetta, Georgia 30004

                  Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three business days after mailing. Notices delivered by telex or facsimile transmission are deemed given upon receipt by the sender of the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

                  (b) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement.

                  (c) Modification. No change or modification of this Agreement is valid or binding upon the parties, nor will any waiver, termination or discharge of any term or condition of this Agreement be so binding, unless confirmed in writing and signed by the parties to this Agreement.

                  (d) Governing Law and Venue. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties under this Agreement will be performable in Georgia. This Agreement is
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governed by, and construed in accordance with, the laws of the State of Georgia.
If any action is brought to enforce or interpret this Agreement, venue for the action will be in Georgia.

                  (e) Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitutes one document.

                  (f) Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear its own costs and expenses; provided, however, that in the event Executive incurs costs or expenses in connection with successfully enforcing this Agreement following a Change of Control, then Company shall reimburse Executive for all such costs or expenses.

                  (g) Estate. If Executive dies prior to the expiration of the term of employment or during a period when monies are owing to him, any monies that may be due him from the Company under this Agreement as of the date of his death shall be paid to his estate and as when otherwise payable.

                  (h) Assignment. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him without the prior written consent of the Company.

                  (i) Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties hereto, their respective executors, administrators, successors, personal representatives, heirs and permitted assigns.

                  (j) Waiver of Breach. The waiver by the Company or Executive of a breach of any provision of this Agreement by Executive or the Company may not operate or be construed as a waiver of any subsequent breach.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                           "Company"

                           DELTA APPAREL, INC.


                           By:
                              --------------------------------------------------

                           Name:
                                ------------------------------------------------

                           Title:
                                 -----------------------------------------------


                           "Executive"


                           -----------------------------------------------------
                           Herb Mueller